Exhibit 99.2

Schultze Special Purpose Acquisition Corp. Announces Non-Binding Letter of Intent for a Business Combination with Clever Leaves, a Leading Pharmaceutical-Grade Multi- National Cannabis Operator

-With More than 1.9 Million Square Feet of Greenhouses, Clever Leaves is One of the Largest Cannabis Cultivation and Extraction Companies in the World-

Rye Brook, NY and New York, NY - June 1, 2020 - Schultze Special Purpose Acquisition Corp. (NASDAQ: SAMA, SAMAW, and SAMAU) (“SAMA”) and Clever Leaves International Inc. (“Clever Leaves” or the “Company”) have jointly announced today that they entered into a non-binding letter of intent (the “LOI”) pursuant to which SAMA and Clever Leaves would enter into a business combination, with the combined company becoming a publicly-traded company on NASDAQ. The parties intend to execute a definitive agreement in June with a closing expected in the third quarter of 2020. No assurances can be made that the parties will successfully negotiate and enter into a definitive agreement, or that the proposed transaction will be consummated on the terms or timeframe currently contemplated, or at all. Any transaction would be subject to the approval of the two companies’ boards, regulatory and shareholder approvals, as well as other customary conditions.

Under the terms of the LOI, SAMA and Clever Leaves intend to enter into a definitive agreement pursuant to which SAMA and Clever Leaves would combine, with Clever Leaves’ shareholders owning a majority of the equity in the combined public company which will be listed on NASDAQ. SAMA’s cash balances, currently in excess of $130 million, would be used primarily to fund the combined company’s near-term operating expenses, capital expenditures, working capital, and potential M&A opportunities.

With operations and facilities in Colombia, Portugal, the United States, Canada and Germany, Clever Leaves is a vertically integrated, multi-national cannabis operator. The Company has successfully developed a low-cost, pharmaceutical-grade cannabis cultivation and extraction platform, operating under Colombian Good Manufacturing Practices (GMP) for cannabis production. Clever Leaves is also in the process of becoming one of the few cannabis companies in the world, and the only cannabis company in Latin America, to be granted a European Union Good Manufacturing Practice (“EU GMP”) certification for extracts, subject to successful completion of the certification process. The Company currently cultivates in over 1.9 million square feet of greenhouses, making it one of the largest cannabis cultivation and extraction companies globally, while operating at a fraction of the industry’s average production costs. Clever Leaves employs a staff of approximately 500 globally and has raised approximately $120 million of capital to date, including substantial debt and equity investments from leading institutional investors with a demonstrated track record in the cannabis sector.

Clever Leaves has a burgeoning global distribution network, including whole or partial ownership of two medical cannabis distribution companies in Germany as well as a branded nutraceutical producer and distributor in the US, currently distributing non-cannabis products. The Company’s significant investments are anticipated to drive sales growth in rapidly expanding cannabis markets within Europe, Australia, the Middle East, and South America. Clever Leaves also recently secured a regional supply agreement with Canopy LATAM Corporation, a wholly owned and controlled subsidiary of Canopy Growth Corporation, which reaffirms Clever Leaves’ position as a leading cannabis supplier in Latin America. Details of Clever Leaves’ financial profile will be disclosed upon the announcement of a definitive agreement, if executed.

George J. Schultze, Chairman and CEO of SAMA, said, “We are confident Clever Leaves represents a tremendous partner for SAMA and an attractive public market story through its thoughtfully constructed, vertically integrated international platform and outstanding management team. Clever Leaves has earned its industry-leading market position through its high-quality genetics capability and highly scalable cultivation, and extraction capacity. Moreover, the leveragability of its pre-existing distribution infrastructure, unique GMP certification, and disruptive low-cost model bring us great enthusiasm about its future prospects. We have enjoyed working with Clever Leaves’ outstanding management team to announce this transaction, and we look forward to achieving success together for the combined company’s shareholders.”

Kyle Detwiler, CEO of Clever Leaves, added, “The SAMA team possesses significant experience assisting companies similar to Clever Leaves and will be highly additive as we work to advance our commercialization efforts, further develop and broaden our brand portfolio, and expand our operations and distribution channels. As a result of our low- cost, pharmaceutical-grade cannabis cultivation platform and effective distribution network, Clever Leaves is favorably positioned to experience aggressive growth in the rapidly expanding global medicinal cannabis industry. Strengthening our balance sheet and listing on NASDAQ would be important achievements for our company as we are eager to accelerate the commercialization of our high-quality products and to expand our distribution into markets around the world.”

Canaccord Genuity is serving as financial advisor and EarlyBirdCapital is serving as business combination advisor to SAMA with Greenberg Traurig, LLP, Stikeman Elliott and Posse Herrera Ruiz serving as legal advisors.

About Schultze Special Purpose Acquisition Corp.

Schultze Special Purpose Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. SAMA’s sponsor is an affiliate of Schultze Asset Management, LP, an alternative investment management firm founded in 1998 that focuses on distressed, special situation and event- driven securities and has invested over $3.2 billion since inception with a notable track-record through its active investment strategy. SAMA itself is backed by an experienced team of operators and investors with a successful track- record of creating material value in public and private companies.

About Clever Leaves International Inc.

Clever Leaves is a multi-national cannabis company with a mission to operate in compliance with federal and state laws and with an emphasis on ecologically sustainable, large-scale cultivation and pharmaceutical-grade processing as the cornerstones of its global cannabis business. With operations and investments in the United States, Canada, Colombia, Germany and Portugal, Clever Leaves helps the partners in its ecosystem grow rapidly and contribute value to the global community. Its mission is to be one of the industry’s leading global cannabis companies recognized for its principles, people, and performance while fostering a healthier global community.

Additional Information and Where to Find It

If a definitive agreement is entered into and in connection with the proposed transactions described herein, SAMA and Clever Leaves will prepare a proxy statement/prospectus for SAMA’s stockholders to be filed with the Securities and Exchange Commission (the “SEC”). The proxy statement/prospectus will be mailed to SAMA’s stockholders. SAMA and Clever Leaves urge investors, stockholders and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information about the proposed business combination transaction. Such persons can also read SAMA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for a description of the security holdings of its officers and directors and their respective interests as security holders in the consummation of the transactions described herein. SAMA’s definitive proxy statement/prospectus will be mailed to stockholders of SAMA as of a record date to be established for voting on the transactions described in this report. SAMA’ stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to: Schultze Special Purpose Acquisition Corp, 800 Westchester Avenue, Suite 632, Rye, New York 10573; e-mail: sdu@samco.net. These documents, once available, can also be obtained, without charge, at the SEC’s web site (http://www.sec.gov).

Participants in Solicitation

SAMA, Clever Leaves and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of SAMA stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of SAMA’s directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 10, 2020. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to SAMA’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Information concerning the interests of SAMA’s and Clever Leaves’ participants in the solicitation, which may, in some cases, be different than those of SAMA’s and Clever Leaves’ equity holders generally, will be set forth in the proxy statement/prospectus relating to the proposed business combination when it becomes available.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of SAMA or Clever Leaves, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, SAMA’s and Clever Leaves’ inability to enter into a definitive agreement with respect to the proposed business combination transaction or to complete the transactions contemplated by the non-binding letter of intent; the terms of, and the timing of entry into the proposed business combination; matters discovered by the parties as they complete their respective due diligence investigation of the other; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by SAMA stockholders; the ability to meet NASDAQ's listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; expectations with respect to future operating and financial performance and growth, including when Clever Leaves will become cash flow positive; the timing of the completion of the proposed business combination; Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals; potential litigation involving the parties; global economic conditions; geopolitical events, natural disasters, acts of God and pandemics, including, but not limited to, the economic and operational disruptions and other effects of COVID-19; regulatory requirement and changes thereto; access to additional financing; and other risks and uncertainties indicated from time to time in filings with the SEC. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in SAMA’s most recent filings with the SEC and will be contained in the proxy statement/prospectus expected to be filed in connection with the proposed transactions described above. All subsequent written and oral forward-looking statements concerning SAMA or Clever Leaves, the transactions described herein or other matters and attributable to SAMA, Clever Leaves or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of SAMA and Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in SAMA’s and Clever Leaves’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

1 Clever Leaves received its GMP certification in September 2019 from the Instituto Nacional de Vigilancia de Medicamentos y Alimentos (INVIMA), Colombia’s food and drug regulator.

Schultze Special Purpose Acquisition Corp. (914) 701-5260

George J. Schultze: schultze@samco.net

Gary M. Julien: gjulien@samco.net

Investor Relations, raphael.gross@icrinc.com, (203) 682-8253

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